Exhibit 99.1

    Movie Gallery Announces a Proposal to Acquire Hollywood Entertainment
                                 Corporation

 Movie Gallery Presents Superior Alternative to the Current Merger Agreement
                         with Leonard Green Partners

  A Successful Movie Gallery Bid has Less Antitrust Risk and Offers a Faster
                       Closing than a Blockbuster Offer

    DOTHAN, Ala., Nov. 19 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI) today confirmed that it has delivered an acquisition proposal to the special committee of the board of directors of Hollywood Entertainment Corporation (Nasdaq: HLYW). Terms of Movie Gallery's proposal have not been disclosed. If consummated, the proposed transaction would be immediately accretive to Movie Gallery's earnings.
    The combined company would be the second largest North American video rental company with annual revenue in excess of $2.6 billion and more than 4,300 stores located in all 50 U.S. states, Mexico and Canada.
    Commenting on the proposal, Joe Malugen, Chairman and CEO of Movie Gallery, said, "Our fully financed proposal would allow us to broaden our revenue base and strengthen our presence in the western United States. We have successfully acquired and integrated more than 200 companies since 1994 and believe this transaction represents another significant growth opportunity for Movie Gallery."
    "We also believe our proposal presents almost no antitrust risk," stated Malugen. "Conversely, Blockbuster's proposed acquisition would create a dominant player with significant competitive overlap in the vast majority of markets served by Blockbuster and Hollywood Entertainment. We do not believe regulators will adopt the expanded view of the market that Blockbuster needs to complete a transaction."
    "In addition, we believe Hollywood Entertainment is a well-positioned rentailer in its markets with attractive competitive dynamics and significant future growth opportunities," said Malugen. "The combined business would have a broader store presence creating a leading North American rentailer that can successfully compete in urban, suburban and rural markets. We also believe that the combination of the two businesses is extremely compelling for our customers, associates and shareholders as it will create one company with greatly expanded points of distribution and significant opportunities for improved scale and operating efficiencies."
    Movie Gallery does not anticipate commenting further on its proposal until it has completed its negotiating process with the Hollywood Entertainment special committee.
    Merrill Lynch & Co. and Wachovia Securities are advising Movie Gallery in connection with its proposal.
    This news release contains forward-looking statements relating to Movie Gallery's expressed interest in negotiating a proposal to acquire Hollywood Entertainment Corporation. Specific forward-looking statements relate to Movie Gallery's expectations regarding the potential benefits of such transaction, including (i) the anticipated benefits to Movie Gallery's and Hollywood's stockholders and (ii) the competitive advantages that could result from the transaction. These forward-looking statements are based on Movie Gallery's current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. In addition, some factors are beyond Movie Gallery's control. The statements made in this release are contingent upon the completion of the proposed transaction discussed above and are subject to the execution of a definitive acquisition agreement. Movie Gallery cautions investors that this announcement is made pursuant to full disclosure requirements and that Movie Gallery can give no assurance that a definitive agreement will be executed. Other factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) Movie Gallery's and Hollywood's ability to receive all necessary approvals, including any necessary governmental or regulatory approvals and the approval of the respective Board's of Directors and stockholders, if applicable; (ii) changes to Movie Gallery's strategy and business plan, including its plans regarding use of capital; (iii) consumer demand for Movie Gallery's planned product and service offerings; (iv) the variability in consumer appeal of the movie titles and games software released for rental and sale; (v) Movie Gallery's ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing and merchandising initiatives; (vi) Movie Gallery's ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to Movie Gallery's operating model, including changes related to the proposed transaction; (vii) the extent and timing of Movie Gallery's continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives; (viii) vendor determinations relating to pricing and distribution of their product and Movie Gallery's ability to reach agreements with service, product and content providers on acceptable commercial terms; and (ix) other factors as described in Movie Gallery's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Cautionary Statements" in Movie Gallery's annual report on Form 10-K for the fiscal year ended January 4, 2004.
    IF A DEFINITIVE AGREEMENT IS SIGNED, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. If a definitive agreement is signed, stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the parties,
without charge, at the SEC's Internet site ( http://www.sec.gov ).   If a
definitive agreement is signed, copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement will also be available, without charge, by directing a request to Hollywood Entertainment Corp., 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, Attn:
Investor Relations.
    If a definitive agreement is signed, the directors and executive officers of Hollywood Entertainment and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Hollywood Entertainment's directors and executive officers will be available in the proxy statement. If a definitive agreement is signed, other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC if and when they become available.

     Contact: Thomas D. Johnson, Jr.
              SVP of Investor Relations
              (334) 702-2400

SOURCE  Movie Gallery, Inc.
    -0-                             11/19/2004
    /CONTACT: Thomas D. Johnson, Jr., SVP of Investor Relations of Movie Gallery, Inc., +1-334-702-2400/
    /Web site:  http://www.moviegallery.com /
    (MOVI HLYW)

CO:  Movie Gallery, Inc.; Hollywood Entertainment Corporation
ST:  Alabama
IN:  ENT
SU:  TNM